Exhibit 10.1

FINAL 2011

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is made as of the      day of March, 2011, between Apogee Enterprises, Inc., a Minnesota corporation, with its principal offices at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435 (the “Company”) and                      (“Executive”), residing at                                         .

WITNESSETH THAT:

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon Executive’s separation from employment with the Company and all subsidiaries of the Company (collectively, the “Apogee Entities”) under any of the circumstances described herein; and

WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Company’s ability to attract and retain highly qualified people.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Apogee Entities, and for other good and valuable consideration, the Company and Executive agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through December 31, 2011; provided that, commencing on January 1, 2012 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Board of Directors of the Company (a majority of which, at such time, shall be composed of Continuing Directors) shall have authorized, by majority vote, management of the Company to give notice to Executive, and the Company shall have given such notice, that the Company does not wish to extend this Agreement; and provided, further, that, notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control (as defined in Section 3(a) hereof) shall have occurred during such term.

2. Termination of Employment.

(a) Prior to a Change in Control. Prior to a Change in Control, any Apogee Entity may terminate Executive from employment with such Apogee Entity at will, with or without Cause (as defined in Section 3(c) hereof), at any time. Executive’s rights upon termination of employment from all Apogee Entities prior to a Change in Control shall be governed by the employing Apogee Entity’s standard employment termination policy applicable to Executive in effect at the time of termination.

(b) After a Change in Control.

(i) From and after the date of a Change in Control during the term of this Agreement, neither the Company nor the Apogee Entity then employing Executive shall terminate Executive from employment with the Company or any Apogee Entity except as provided in this Section 2(b) or as a result of Executive’s Disability (as defined in Section 3(d) hereof) or his death.

(ii) From and after the date of a Change in Control during the term of this Agreement, the Company (or the other Apogee Entity then employing Executive) shall have the right to terminate Executive from employment with the Apogee Entities at any time during the term of this Agreement for Cause, by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination, such notice to be effective on the 30th day following delivery thereof to Executive if Executive has not substantially cured the conduct identified in such notice.

(iii) From and after the date of a Change in Control during the term of this Agreement:

(A)	the Company (or the other Apogee Entity then employing Executive) shall have the right to terminate Executive’s employment without Cause, at any time; and

(B)	Executive shall, upon the occurrence of such a termination by the Company or such other Apogee Entity without Cause, or upon the voluntary termination of Executive’s employment by Executive for Good Reason (as defined in Section 3(b) hereof), be entitled to receive the benefits provided in Section 4 hereof. Executive shall evidence a voluntary termination for Good Reason by written notice to the Company given within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason.

3. Definitions.

(a) A “Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A)	the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s common stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s common stock immediately prior to the consolidation or merger;

(B)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)	any reorganization, reverse stock split, or recapitalization of the Company which would result in any of the events described in clause (i)(A) or subparagraphs (ii) or (iii) of this Section 3(a); or

(D)	any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(iii) the Continuing Directors (as defined in Section 3(e) hereof) cease to constitute a majority of the Company’s Board of Directors; or

(iv) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

(b) “Good Reason” shall mean the occurrence of any of the following events, in each case, after the Executive has provided written notice to the Company of the occurrence of such event and the Company has failed to cure, to the Executive’s reasonable satisfaction, the cause of such event within thirty (30) days after the date of such written notice, except for the occurrence of such an event in connection with the termination or reassignment of Executive’s employment by the Company (or any other Apogee Entity then employing Executive) for Cause, for Disability or for death:

(i) the assignment to Executive of employment duties or responsibilities which are not at least of materially comparable responsibility and status as the employment duties and responsibilities held by Executive immediately prior to a Change in Control, or any removal of Executive from or any failure to reelect or reappoint Executive to any positions held by Executive immediately prior to a Change in Control, except in connection with the termination of his employment for Disability, retirement or Cause, or as a result of Executive’s death, or by Executive other than for Good Reason;

(ii) a material reduction by the Company (or any other Apogee Entity then employing Executive) in Executive’s base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time during the term of this Agreement;

(iii) the Company’s (or any other Apogee Entity then employing Executive) requiring Executive to be based anywhere other than within 50 miles of Executive’s office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to a Change in Control;

(iv) the failure by the Company to obtain, as specified in Section 8(a) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company; or

(v) any material breach by the Company of this Agreement.

(c) “Cause” shall mean termination by the Company (or any other Apogee Entity then employing Executive) of Executive’s employment based upon (i) the willful and continued failure by Executive substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Executive’s termination for Good Reason) or (ii) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(c), no action or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

(d) “Disability” shall mean any physical or mental condition which would qualify Executive for a disability benefit under any long-term disability plan maintained by the Company (or any other Apogee Entity then employing Executive) either before or after a Change in Control.

(e) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 3(e): “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

4. Benefits upon Termination under Section 2(b)(iii).

(a) After a Change in Control.

(i) Upon the termination (voluntary or involuntary) of the employment of Executive pursuant to Section 2(b)(iii) hereof, Executive shall be entitled to receive the benefits specified in this Section 4. Subject to the Company and Executive’s compliance with the terms of clauses (a) and (c) of Section 7, the amounts due to Executive under subparagraphs (ii), (iii), (iv) or (v) of this Section 4(a) shall be paid to Executive not later than the tenth business day following the date that the termination of Executive’s employment becomes effective (the “Employment Termination Date”). All benefits to Executive pursuant to this Section 4(a) shall be subject to any applicable income, payroll or other taxes required by law to be withheld. As used in this Section 4(a), the term, “termination of employment,” and other similar terms used in this Section 4(a), shall be construed to have the same meaning as is given to the term, “Separation from Service,” in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) The Company shall pay to Executive (A) the full base salary earned by him and unpaid through the Employment Termination Date, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given, (B) any amount earned by Executive as a bonus with respect to the last completed fiscal year of the Company preceding the Employment Termination Date, if such bonus has not theretofore been paid to Executive, and (C) an amount representing credit for any vacation earned or accrued by Executive but not taken.

(iii) The Company shall pay to Executive an amount equal to Executive’s target bonus for the fiscal year in which the Employment Termination Date occurs (the “Target Bonus”), multiplied by a fraction, the numerator of which is equal to the number of full months in the year in which Executive’s employment is terminated that have elapsed at the Employment Termination Date, and the denominator of which is twelve (12).

(iv) In lieu of any further base salary or bonus payments to Executive for periods subsequent to Executive’s Employment Termination Date, the Company shall pay as severance pay to Executive (a “Severance Payment”) a lump-sum cash amount equal to [twenty-four (24)] [twelve (12)] times the sum of (A) Executive’s monthly base salary (as in effect in the month preceding the month in which the termination becomes effective or as in effect in the month preceding the Change in Control, whichever is higher) and (B) one-twelfth (1/12) of the Target Bonus.

(v) Notwithstanding any provision to the contrary in the Apogee Enterprises, Inc. Partnership Plan (2005 Restatement) (the “Partnership Plan”) (or in any other agreement or plan in existence between the Company and Executive at the Employment Termination Date), any rights Executive may have at any time under the Partnership Plan (but only as it applies to the Pool B Shares) and which are deferred at the time of the Employment Termination Date shall immediately become vested and the Company shall pay to Executive any amounts due or which have been promised under the Partnership Plan (but only as it applies to the Pool B Shares) to Executive.

(vi) Following the Employment Termination Date, Executive shall be entitled, at the cost and expense of the Company, to continued medical and dental insurance coverage for Executive and Executive’s eligible dependents on the same basis as in effect prior to the Change of Control or Executive’s Employment Termination Date, whichever is deemed to provide for more substantial benefits, until the end of the [twenty-four (24)] [twelve (12)] month period following a Change in Control. If the Company determines that it is not able to provide the coverage required in this Subsection 4(a)(vi) under the general terms and provisions of the Company’s welfare benefit plans consistent with the underwriting, regulatory and tax treatment intended for those plans, then the Company shall reimburse Executive for the cost of obtaining substantially similar benefits (the “Benefit Payment”).

(vii) The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise).

(viii) Notwithstanding any other agreement in existence between the Company and Executive, at the Employment Termination Date (i.e., only if Executive’s employment is terminated following a Change in Control), all stock options or shares of restricted stock owned or held by Executive or promised to be payable to Executive by the Company that were not vested as of such date shall be immediately vested in Executive without further restriction (collectively, the “Accelerated Equity Awards”) and Executive shall be treated at that time as the unrestricted owner of such Company stock options and stock, subject to applicable constraints under federal and state securities laws. The acceleration of vesting, at the Employment Termination Date, of any and all other equity awards made to Executive (whether in the form of stock appreciation rights, performance awards or performance units or otherwise) shall be governed by the terms of the equity plan and equity award pursuant to which such other awards were made.

(b) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

(c) 280G “Best Net”. Upon the occurrence of a Change in Control, the Company shall cause its independent auditors promptly to review, at the Company’s sole expense, the applicability of Section 4999 of the Code to the Total Payments (as defined in Section 4(d) below) to be received by Executive. If such auditors determine that, after taking into account the provisions of Section 4(d) hereof, any of the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax, by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such excise tax, together with interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, if a reduction in the amount of payments under Section 4(a) of this Agreement sufficient to avoid the Excise Tax would result in an increase in the Total Payments that would be retained by Executive, net of all applicable taxes, then and only then, the payments due under Section 4(a) shall be reduced to the amount that, when considered with all of the Total Payments taken into account under Section 280G is One Dollar ($1.00) less than the smallest sum that would subject Executive to the Excise Tax. For the avoidance of doubt, in the event that Executive decides not to reduce the amount of payments due to Executive under Section 4(a), Executive, and not the Company, shall be solely responsible for the payment of all taxes, including any Excise Taxes, that become due thereon.

(d) As used herein, “Total Payments” shall mean, collectively, any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Code) with the Company or with any person whose actions result in a Change in Control of the Company. For purposes of calculating Total Payments, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the value of any benefit provided by Section 4(a)(viii) of this Agreement with respect to Accelerated Equity Awards shall, to the extent required by Section 280G of the Code, be taken into account in computing Total Payments; and (iv) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5. Certain Benefits Continuation Following a Change in Control. For the twenty-four (24)-month period following a Change in Control, the Company (or any other Apogee Entity then employing Executive) shall continue in effect:

(a) any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar incentive compensation benefits) in which Executive is participating, or is eligible to participate, at the time of a Change in Control of the Company (or any other plans or arrangements providing Executive with substantially similar benefits). The failure of the Company (or any other Apogee Entity then employing Executive) to do so, or the taking of any action by the Company (or such other Apogee Entity), including an amendment or modification to any such plan or arrangement (except as may be required by applicable law), which would adversely affect Executive’s participation in any such plan or arrangement shall constitute a material breach of this Agreement by the Company; and

(b) except to the extent otherwise required by applicable law, any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which Executive is participating or is eligible to participate immediately prior to a Change in Control (or plans providing Executive with substantially similar benefits) The failure of the Company (or any other Apogee Entity then employing Executive) to do so, or the taking of any action by the Company (or such other Apogee Entity) which would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such Change in Control shall constitute a material breach of this Agreement by the Company.

6. Employee Covenants. In consideration of this Agreement, and in recognition of the fact that, as a result of Executive’s employment with the Company or any of its affiliates, Executive has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its affiliates does business (“Confidential Information”), which the Company or its affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its affiliates, Executive agrees for the benefit of the Company and its affiliates, and as a material condition to Executive’s receipt of benefits described in this Agreement, as follows.

(a) Non-Disclosure of Confidential Information. Executive acknowledges that Executive will receive access or have received access to Confidential Information about the company or its affiliates, that this information was obtained or developed by the Company or its affiliates at great expense and is zealously guarded by the Company and its affiliates from unauthorized disclosure and that Executive’s possession of this special knowledge is due solely to Executive’s employment with the Company or one or more of its affiliates. In recognition of the foregoing, Executive will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s or any affiliate’s business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Executive’s duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company or its affiliate, as applicable, and must be returned to the Company or such affiliates immediately upon termination of Executive’s employment.

(b) Return of Property. Upon termination of employment with the Company or any of its affiliates, or at any other time at the request of the Company, Executive shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its affiliates and all copies of such property in Executive’s possession. Executive acknowledges and agrees that all such materials are the sole property in Executive’s possession. Executive acknowledges and agrees that all such materials are the sole property of the Company or its affiliates and that Executive will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that Executive has complied with this obligation.

(c) Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. Executive specifically acknowledges that the Confidential Information described in Section 6(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the company or its affiliates; that such data is a valuable and unique asset of the business of the Company or its affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during the Executive’s employment with the Company or any of its affiliates and for the [twenty-four (24)] [twelve (12)] months following Executive’s Employment Termination Date (provided that Executive has received all payments, including the Severance Payment, that become due and payable to Executive hereunder following such Employment Termination Date (the “Payment Condition”)), Executive agrees that Executive will not, except on behalf of the Company or its affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company or its affiliates with whom Executive had contact or about whom Executive gained Confidential Information during Executive’s employment with the Company or its affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 6(e)(i) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company or its affiliates.

(d) Non-Solicitation of Employees. Executive specifically acknowledges that the Confidential Information described in Section 6(a) also includes confidential data pertaining to employees and agents of the Company or its affiliates, and Executive further agrees that during Executive’s employment with the Company or its affiliates and for the [twenty-four (24)] [twelve (12)] months following Executive’s Employment Termination Date (provided that the Payment Condition has been satisfied), Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its affiliates to terminate their employment or agency with the Company of any of its affiliates.

(e) Non-Competition. Executive covenants and agrees that during Executive’s employment with the Company or any of its affiliates and for the [twenty-four (24)] [twelve (12)] months following Executive’s Employment Termination Date (provided that the Payment Condition has been satisfied), Executive will not, in any geographic market in which Executive worked on behalf of the Company or any of its affiliates, or for which Executive had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

(i) The “Business of the Company” shall mean any business in which the Company or any of its affiliates was involved, or was investing in for the purpose of being involved, at any time within the twenty-four (24) months preceding Executive’s Employment Termination Date.

(ii) To “engage in or carry on” shall mean to have ownership in any enterprise engaged in the Business of the Company (excluding ownership of up to 1% of the outstanding shares of a publicly traded company) or to consult, work in, direct or have responsibility for any area of the Business of the Company.

(f) No Disparaging Statements. Executive agrees that Executive will not make any disparaging statements about the Company, its affiliates, directors, officers, agents, employees, products, pricing policies, or services.

(g) Remedies for Breach of These Covenants. Any breach of the covenants in this Section 6 likely will cause irreparable harm to the Company or its affiliates for which money damages could not reasonably or adequately compensate the Company or its affiliates. Accordingly, the Company or any of its affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Executive consents to the issuance of such an injunction without the necessity of the Company or any such affiliate posting a bond. In the event that injunctive relief or damages are awarded to the Company or any of its affiliates for any breach by Executive of this Section 6, Executive further agrees that the Company or such affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, Executive agrees that upon Executive’s breach of any covenant in this Section 6, all unexercised options issued under any stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above.

(h) Enforceability of These Covenants. It is further agreed and understood by executive and the Company that if any part, term or provision of these terms and conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

7. Release of Claims Required.

(a) Notwithstanding any other provision of this Agreement, no benefits shall be paid pursuant to Section 4(a) if Executive:

(i) fails to execute and deliver to the Company a release of claims (the “Release of Claims”) in the form and manner prescribed by the Company, within the time set forth in the Release of Claims, or

(ii) revokes or rescinds such Release of Claims during the revocation or rescission period set forth in such Release of Claims.

(b) The Release of Claims will include Executive’s agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration.

(c) It is the responsibility of the Company to deliver to Executive the Company’s form of Release of Claims sufficiently before the date specified in Section 4(a) for payment, such that Executive is afforded such period as may be required by applicable statute or regulation to consider whether to sign the Release of Claims and whether to revoke or rescind such Release of Claims. If the Company shall fail to do so, Executive’s obligation to execute and deliver a Release of Claims is waived.

8. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Employment Termination Date. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement is personal to Executive, and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Minneapolis-St. Paul metropolitan area, in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event that Executive engages counsel to arbitrate any dispute hereunder (which arbitration results in an award to Executive of any kind) or to enforce such an award, all costs and expenses incurred by Executive, including reasonable attorney’s fees and expenses, with respect to such arbitration or enforcement thereof shall be reimbursed to Executive by the Company promptly upon Executive’s submission of a request therefor.

10. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer or Continuing Director as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 11 by giving 15 days’ prior notice to the other party hereto.

12. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

15. Effect of Agreement; Entire Agreement. The Company and Executive understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way Executive’s rights under any benefit plan, program or arrangements in accordance with their terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized director and officer, and Executive has hereunto set his hand, all as of the date first written above.

APOGEE ENTERPRISES, INC.

By:
David E. Weiss
Chair, Compensation Committee of the Board of Directors
Date: [Month] , 2011

EXECUTIVE

[Name]
Date: [Month] , 2011